Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Dreyfus Investment Funds:

We consent to the use of our reports, dated November 27, 2013, on Dreyfus/The Boston Company Emerging Markets Core Equity Fund (now known as Dreyfus Diversified Emerging Markets Fund), Dreyfus/The Boston Company Small Cap Growth Fund, Dreyfus/The Boston Company Small Cap Value Fund, Dreyfus/The Boston Company Small/Mid Cap Growth Fund, Dreyfus/Standish Intermediate Tax Exempt Bond Fund and Dreyfus/Newton International Equity Fund (the “Funds”), each a series of Dreyfus Investment Funds, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Counsel and Independent Registered Public Accounting Firm” in the statement of additional information.